Exhibit 10.1

CHANGE-IN-CONTROL SEVERANCE AGREEMENT

CHANGE IN CONTROL SEVERANCE AGREEMENT by and between Intrepid Potash, Inc., a Delaware corporation (the “Company”), and                      (the “Executive”), dated as of the          day of October, 2008.

RECITAL

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, it is hereby agreed as follows:

1. Definitions. Unless the context or definitions elsewhere in this Agreement clearly indicate otherwise, the terms below shall be defined as follows:

a. “Average Annual Bonus/STI” means the average of the annual bonuses/short-term incentive actually received by the Executive, if any, for the two (2) most recently completed fiscal years of the Company. In the event the Executive was employed, as of the Date of Termination, through only one completed fiscal year of the Company, the Average Annual Bonus/STI shall be equal to the average of the bonus/short-term incentive actually received by the Executive for such completed fiscal year and his target bonus/short-term incentive in effect as of the Date of Termination. In the event that Executive was not, as of the Date of Termination, employed through at least one completed fiscal year of the Company, Executive’s Average Annual Bonus/STI shall be deemed to be his target annual bonus/short-term incentive in effect as of the Date of Termination.

b. “Cause” means any one or more of the following events:

(i) conviction of (or pleading nolo contendere to) a felony;

(ii) engaging in theft, fraud, embezzlement, or willful misappropriation of the property of the Company;

(iii) violation of any Company policy or practice regarding discrimination or harassment that would be grounds for termination of a Company employee in general;

(iv) Executive’s willful failure to perform substantially Executive’s material duties (other than such failure resulting from incapacity due to physical or mental illness), which, for avoidance of doubt, shall include Executive’s insubordination, after (i) a written demand for corrected performance is delivered to Executive by the Board or the Company’s Chief Executive Officer that identifies specifically the manner in which the Board or the Company’s Chief Executive Officer believes Executive has not performed substantially Executive’s material duties, and (ii) Executive fails to cure the matters identified in the written demand within 30 days. No act or failure to by Executive shall be deemed “willful” if done, or omitted to be done, by him in good faith and with the reasonable belief that his action or omission was in the best interest of the Company.

c. “Change in Control” means:

(i) the acquisition by any individual, entity, or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors, other than any acquisition (1) directly from, or by, the Company, (2) by a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, or (3) by Robert P. Jornayvaz III, Hugh E. Harvey Jr. or J. Landis Martin (collectively the “Principals”), or by any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that is controlled by one or more of the Principals; or

(ii) the individual directors of the Board as of the Effective Date (the “Incumbent Directors”) cease to constitute at least two-thirds of the Board; provided, however, that for purposes of this paragraph, any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered an Incumbent Director; or

(iii) consummation, in one transaction or a series or related transactions, of a reorganization, merger, or consolidation of the Company or sale or other disposition, direct or indirect, of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, the Persons who were the “beneficial owners” of outstanding voting securities of the Company immediately prior to such Business Combination “beneficially own,” by reason of such ownership of the Company’s voting securities immediately before the Business Combination, more than 30%

of the combined voting power of the company resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such Business Combination; or

(iv) approval by those Persons holding the voting securities of the Company of a complete liquidation or dissolution of the Company.

A Person will not be deemed to be a member of a “group” for purposes of this definition solely by virtue of becoming party to an agreement with one or more Principals that requires such Person to vote the voting stock of the Company in a manner specified by the Principals. In no event shall the sale of the Company’s common stock to the public by the Company or the Principals pursuant to a registration statement filed with the Securities and Exchange Commission constitute a Change in Control for purposes of this Agreement.

d. “Code” means the Internal Revenue Code of 1986, as it may be amended or revised from time to time.

e. “Date of Termination” means the date Executive terminates employment with the Company.

f. “Disability” means any physical or mental condition which prevents Executive, for a period of 90 consecutive days, from performing and carrying out Executive’s material duties and responsibilities with the Company, as determined by the Board.

g. “Involuntary Termination” means:

(i) Executive’s employment is terminated by the Company for any reason other than for Cause, death, or Disability; or

(ii) Executive resigns as a result of any of the following events or conditions which remain in effect for at least thirty (30) days after notice has been provided by Executive to the Company of the existence of such event or condition: (A) a reduction in Executive’s base salary or annual bonus opportunity; (B) a material diminution in Executive’s responsibility or authority; (C) a change of more than 30 miles in the location at which Executive primarily performs his services; or (D) any material failure by the Company to comply with any material term of this Agreement. Executive shall notify the Company of such event or condition within ninety (90) days of the initial existence of the event or condition.

It is the intent of the Company that a termination pursuant to this subparagraph 2f. shall meet the definition of “involuntary separation” set forth in Treasury Regulation Section 1.409A-1(n), and this Agreement shall be interpreted accordingly.

h. “Termination Protection Period” means the period of time commencing on the date of a Change in Control and ending twenty-four (24) months after the date of such Change in Control.

2. Term. The term of this Agreement shall extend from the Effective Date hereof until the sooner of (a) the expiration of the Termination Protection Period, (b) the Executive’s Date of Termination, except in the case of a Qualified Termination (as defined in subparagraph 3a., below), or (c) the date on which the parties agree in writing to terminate this Agreement.

3. Change in Control Benefits.

a. Severance Payment and Benefits. In the event of an Involuntary Termination of Executive’s employment within the Termination Protection Period (a “Qualified Termination”), Executive shall be entitled to the following payments and benefits:

(i) Cash Payments. The Company shall pay to the Executive in a lump sum in cash the aggregate of the following amounts:

(1) an amount equal to the sum of (x) any base salary earned but not yet paid to Executive through the Date of Termination, (B) any bonus/short-term incentive earned and payable in accordance with the terms of any applicable Company bonus/short-term incentive plan but not yet paid to Executive as of the date of termination, and (C) any other compensation earned through the date of termination but not yet paid to Executive (the “Accrued Obligations”);

(2) an amount equal to the product of (x) two (2) and (y) the sum of (i) the Executive’s annual base salary in effect on the Date of Termination (which shall, in all events, be deemed to be at least as much as the Executive’s annual base salary in effect as of the Change of Control), and (ii) the Executive’s Average Annual Bonus/STI; and

(3) an amount equal to the product of (x) the Executive’s target annual bonus/short-term incentive for the fiscal year in which the Date of Termination occurs, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365.

Except as may be required by subparagraph 3c., below, payment shall be made as soon as reasonably practicable following the Date of Termination, but in all events within thirty (30) days thereof.

(ii) Health and Welfare Continuation. For two (2) years after the Executive’s Date of Termination, the Company shall provide, free of charge, health and welfare benefits to the Executive and/or the Executive’s family which are at least equal to the benefits which would have been provided in accordance with the plans, programs, practices and policies in existence as of the Executive’s Date of Termination or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive health and welfare benefits under another employer provided plan, program, or arrangement, the health and welfare benefits described herein shall be discontinued effective immediately upon Executive’s eligibility for such other coverage. It is the intent of the parties that, to the maximum extent permitted, the continued health and welfare benefits provided pursuant to this subparagraph shall be exempt from the application of Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(B).

(iii) Outplacement Services. The Company shall, at its sole expense as incurred, provide the Executive with up to $5,000 of individual outplacement services during the one (1) year period following the Date of Termination. The scope and provider of such services shall be selected by the Executive. It is the intention of the parties that the outplacement services provided pursuant to this subparagraph be exempt from the application of Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(A).

b. Equity Acceleration. All equity incentive awards made under the Intrepid Potash, Inc. 2008 Equity Incentive Plan and under any other equity incentive plans sponsored or maintained by the Company shall vest in full immediately prior to the occurrence of a Change in Control.

c. 409A Payment and Ordering Rules. Payments under this paragraph 3 are intended to qualify to the maximum extent possible as “short-term deferrals” exempt from the application of Code Section 409A. Any payments that do not so qualify are intended to qualify for the Code Section 409A exemption set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) (which exempts from Code Section 409A certain payments made upon an “involuntary separation from service”). To the extent that payments made pursuant to this paragraph 3 are made upon an “involuntary separation from service” but exceed the exemption threshold set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), the exemption will first be applied to any continued health and welfare benefits payable under this paragraph 3 (to the extent such benefits are subject to Code Section 409A and are payable within six (6) months from the Executive’s “separation from service,” as defined for purposes of Code Section 409A (the “Delayed Payment Date”)) and thereafter to the cash payments that are payable closest in time to the date of termination, until the exemption has been applied in full. Any payments under this paragraph 3 that are not exempted from Code Section 409A and that are payable prior to the Delayed Payment Date shall be withheld by the Company and paid to Executive on the Delayed Payment Date or as soon thereafter as is administratively feasible. For purposes of this paragraph, any payment or benefit to be made in installments or periodically shall be deemed a series of separate payments pursuant to Treasury Regulation Section 1.409A-2(b)(2)(iii). Nothing in this paragraph shall prohibit the Company and Executive from making use of any other Code Section 409A exemption that may be applicable to a payment or benefit hereunder.

4. Non-Exclusivity of Rights. Excepted as specifically provided otherwise herein, nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, practice, or policy provided by the Company for which Executive is qualified or may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as Executive may have under any employee equity incentive, 401(k) plan, deferred compensation plan, health or life insurance plans, or other employee benefit plan of the Company. Except as explicitly modified by this Agreement, benefits which are vested or which Executive is otherwise entitled to receive under any plan, policy, practice, or program, or pursuant to any contract or agreement with the Company shall be payable in accordance with such plan, policy, practice, program, contract, or agreement.

5. Full Settlement. Except as specifically provided otherwise herein, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense, or other claim, right, or action which the Company may have against Executive or others, unless such setoff or claim is based upon the fraud or intentional wrongdoing of Executive. In no event shall Executive be obligated to seek other employment or to take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and, except as specifically provided otherwise herein, such amounts shall not be affected by whether or not Executive obtains other employment.

6. 280G Provisions.

a. Determination; Efficient Gross-Up: If it is determined that any payment or benefit provided to or for the benefit of Executive (a “Payment”), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by Code section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then a calculation shall first be made under which such payments or benefits provided to Executive are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”). The Company shall then compare (a) Executive’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (b) Executive’s Net After-Tax Benefit without application of the 4999 Limit. “Net After-Tax Benefit” shall mean the sum of (i) all payments that Executive receives or is entitled to receive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code section 280G(b)(2), less (ii) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments. In the event (a) is greater than (b), Executive shall receive Payments solely up to the 4999 Limit and Executive shall choose which payments shall be reduced and the amount of the reduction of each payment. In the event (b) is greater than (a), then Executive shall be entitled to receive all such Payments along with an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

b. Calculations: All determinations required under this paragraph 6, including the determination of whether a Payment is subject to the Excise Tax or the amount of any required Gross-Up Payment, shall be made by tax counsel, a nationally recognized certified public accounting firm not serving as auditor for the Company, or another tax professional with experience in such calculations, as selected by the Company and reasonably acceptable to Executive (the “Tax Professional”). The Tax Professional shall provide detailed supporting calculations for its determinations both to the Company and Executive within fifteen days of receipt of any Payment, or such sooner period as may be requested by the Company. All costs relating to the Tax Professional shall be borne exclusively by the Company. Subject to paragraph 6(d), below, any determination by the Tax Professional shall be binding upon the Company and Executive.

c. Payment of Gross-Up: Any Gross-Up Payment, as determined pursuant to this paragraph 6, shall be paid by the Company to Executive within five business days of the receipt of the Tax Professional’s determination, but in no event later than the end of Executive’s taxable year next following the taxable year in which the original Excise Tax on the Payments is remitted to the Internal Revenue Service. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Tax Professional hereunder, it is possible that a Gross-Up Payment which will not have been made by the Company should have been made (“Underpayment”). In the event that the Company exhausts its remedies pursuant to paragraph 6(d) and Executive thereafter is required to make a payment of any Excise Tax, the Tax Professional shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, but in no event shall such payment be made later than the end of Executive’s tax year following the tax year in which the Excise Tax is remitted to the Internal Revenue Service.

d. Tax Controversy: Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of an Underpayment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such contest and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph 6(d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

e. Refunds; Etc.: If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6(d), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 6(d)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6(d), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Underpayment required to be paid.

7. Confidential Information; Non-Solicitation; Non-Disparagement.

a. Confidential Information. Except as expressly authorized by the Board, during the term of this agreement or at any time thereafter, Executive shall not divulge, furnish, make accessible to anyone, lay claim to, attempt to lay claim to or use, or attempt to use, in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of Intrepid Mining LLC or of the Company or its subsidiaries (collectively the “Intrepid Parties”) that Executive has acquired or become acquainted with or will acquire or become acquainted with during the period of Executive’s employment by Intrepid Mining LLC (if applicable) and by the Company, whether developed by himself or by others, concerning any pricing information, trade secrets, confidential or business plans or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Intrepid Parties, any customer or dealer lists of the Intrepid Parties, any confidential or secret development of the Intrepid Parties, or any other confidential information or secret aspects of the business of the Intrepid Parties (collectively, “Confidential Information”). Executive acknowledges that the Confidential Information constitutes a unique and valuable asset of the Intrepid Parties and represents a substantial investment of time and expense by the Intrepid Parties, and that any disclosure or other use of the Confidential Information other than for the sole benefit of the Intrepid Parties would be wrongful and would cause irreparable harm to the Intrepid Parties. Both during and after the term of this Agreement, Executive shall refrain from any acts or omissions that would reduce the value of the Confidential Information. The foregoing obligations of confidentiality shall not apply to any knowledge or information (i) that is now published or that subsequently becomes generally publicly known in the form in which it was obtained from the Intrepid Parties, other than as a direct or indirect result of the breach of this Agreement by Executive; or (ii) is lawfully obtained by Executive from a third party, provided that Executive did not have actual knowledge that such third party was restricted or prohibited from disclosing such information to Executive. At the time of the termination of Executive’s employment, or at such other time as the Company may request, Executive shall return all memoranda, notes, plans, records, computer tapes and software and other documents and data (and copies thereof) relating to Confidential Information that Executive may then possess or have under his or her control.

b. Non-Solicitation: In his capacity as an employee, Executive has met with and will continue to meet with the Intrepid Parties’ current or prospective customers, suppliers, partners, licensees or other business relations (collectively, “Business Relations”) on behalf of the Intrepid Parties, and, as a consequence of using or associating himself with the Intrepid Parties’ name, goodwill, and professional reputation, Executive has been placed in a position where he can develop personal and professional relationships with the Intrepid Parties’ current and prospective customers. In addition, during the course and as a result of Executive’s employment, Executive has been or may be provided certain specialized training or know-how. Executive acknowledges that this goodwill and reputation, as well as Executive’s knowledge of Confidential Information and specialized training and know-how, could be used unfairly in competition against the Intrepid Parties. Accordingly, in consideration of the employment of Executive by the Company and the provision to Executive of this Agreement, Executive agrees that during the time period commencing on the date hereof and terminating on the date that is one (1) year after the Date of Termination, Executive shall not directly or indirectly through another entity or person (i) induce or attempt to induce any employee of the Intrepid Parties to leave the employ of the Intrepid Parties, (ii) hire any person who was employed by the Intrepid Parties at any time during the one-year period immediately preceding the Date of Termination, or (iii) induce or attempt to induce any current or prospective Business Relation of the Intrepid Parties (including, without limitation, any business entity that the Intrepid Parties have contacted in order to make a proposal to enter into a business relationship) to withdraw, curtail or cease doing business with the Intrepid Parties.

c. Non-Disparagement. Executive will refrain from making statements that criticize, disparage or ridicule the Intrepid Parties (which, for purposes of this subparagraph, shall include their directors, agents, officers, employees, members, or assigns) or that are detrimental to the reputation or image of any Intrepid Party. Executive agrees that if Executive receives an inquiry from a third party that seeks to elicit an opinion of Executive regarding any Intrepid Party, Executive shall respond by stating that there is no existing relationship between Executive and such Intrepid Party and that Executive is unable to comment further. Such statements (or words to that effect) shall not constitute a statement that criticizes, disparages or ridicules any Intrepid Party or that is detrimental to the reputation or image of any Intrepid Party. Executive shall reasonably cooperate with any reasonable requests, from the Company or a party negotiating with the Company, for information concerning the Company in connection with any transaction or proposed transaction involving the Company with respect to which the Board requests Executive’s cooperation, and shall, in the course of such cooperation, make no statement and take no action that could reasonably be viewed as intending to impede or discourage the transaction or proposed transaction. Executive agrees and acknowledges that the foregoing provisions of this paragraph are reasonably designed to carry out the purposes of this Agreement, and do not constitute an unreasonable or overly broad limitation on Executive’s speech or action.

d. Third-Party Beneficiaries: The provisions of this paragraph 7 may be enforced by any of the Intrepid Parties, and the protections afforded herein shall inure to each such Intrepid Party as an intended third-party beneficiary.

e. Severability: To the extent that any provision of this paragraph shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this paragraph shall be unaffected. In furtherance of and not in limitation of the foregoing, should the duration of, or activities covered by the non-solicitation agreement contained in paragraph 7(b) be determined to be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent, or those activities which may validly or enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this paragraph shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

f. Injunctive Relief: Executive agrees that it would be difficult to compensate the Intrepid Parties fully for damages for any violation of the provisions of this paragraph 7. Accordingly, Executive specifically agrees that the Intrepid Parties shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this paragraph and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Intrepid Parties to claim and recover damages in addition to injunctive relief.

8. Resolution of Disputes. To the extent permitted by applicable law, and except as provided below, any dispute arising out of this Agreement shall be submitted to binding arbitration in Denver, Colorado pursuant to the rules of the American Arbitration Association. In the event any dispute arising out of this Agreement may not be arbitrated under applicable law

(which, for purposes of this Agreement, shall be deemed to include actions for temporary injunctive relief to enforce the provisions of paragraph 7 hereof), litigation concerning such dispute shall be brought and maintained only in the District Court for the City and County of Denver, Colorado, the County Court for the City and County of Denver, Colorado, or the U.S. District Court for the District of Colorado. The prevailing party in any arbitration or litigation concerning this Agreement shall recover, in addition to any damages or other relief awarded to that party, the prevailing party’s reasonable costs and attorneys fees.

9. Successors and Assignment. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns and any such successor or permitted assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall be limited to any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, reorganization, or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise in connection with any sale of all or substantially all of the assets of the Company, provided that any successor or permitted assignee promptly assumes in a writing delivered to Executive this Agreement and, in no event, shall any such succession or assignment release the Company from its obligations thereunder. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

10. 409A Savings Clause: The parties intend that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code, and the provisions of this Agreement shall be construed and administered in accordance with such intent. To the extent such potential payments or benefits could become subject to Code Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed. If the parties are unable to agree on a mutually acceptable amendment, the Company may, without Executive’s consent and in such manner as it deems appropriate or desirable, amend or modify this Agreement or delay the payment of any amounts hereunder to the minimum extent necessary to meet the requirements of Code Section 409A.

11. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

b. Amendment. Except as provided in Section 10, above, this Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

c. Notices. All notices and other communications under this Agreement shall be in writing and shall be given to the other party by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	To the most recent home address on file with the Company.

If to the Employers:	Intrepid Potash, Inc.
Attn: Executive Vice President of Human Resources and Risk Management
700 17th Street, Suite 1700
Denver, CO 80202

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

d. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and the remaining provisions shall be enforced to the fullest extent permitted by law.

e. Withholding Tax. The Company may withhold from any amounts payable under this Agreement such federal, state, and local taxes as shall be required to be withheld pursuant to applicable law or regulation.

f. No Waiver. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have under this Agreement shall not be deemed to be a waiver of any other provision or right of this Agreement.

g. At-Will Employment. Executive and the Company each acknowledge that the employment of Executive by the Company is “at will,” and Executive’s employment may be terminated at any time and without notice by either Executive or by the Company for any reason or for no reason.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Date:
Executive Name

INTREPID POTASH, INC., a Colorado corporation

Date:	By:

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